EXHIBIT 10

Form of Option Agreement for Martin F. Roper

THE BOSTON BEER COMPANY, INC.

CONTINGENT VESTING OPTION AGREEMENT

      AGREEMENT entered into effective as of June 28, 2005, by and between THE BOSTON BEER COMPANY, INC., a Massachusetts corporation (the "Company"), and Martin F. Roper, the Company's President and Chief Executive Officer ("Mr. Roper").

IN CONSIDERATION OF services rendered and to be rendered by Mr. Roper to the Company and of the mutual covenants and agreements contained herein, the Company and Mr. Roper hereby agree as follows:

      1.   Grant of Option. The Company hereby irrevocably grants to Mr. Roper an option (the "Option") to purchase all or any part of an aggregate of Three Hundred Thousand (300,000) shares (the "Shares") of the Company's Class A Common Stock, on the terms and conditions hereinafter set forth.

2. Purchase Price and Vesting of Exercisability.

(a) Purchase Price. The purchase price ("Purchase Price") for the Shares is $22.425 per Share.

            (b)   Vesting Schedule. So long as Mr. Roper continues to be employed by the Company or an affiliate of the Company as of each indicated date and subject to the requirements of subsection 2(c), the Option shall become exercisable on the following schedule (the "Vesting Schedule"):

Number of Shares As to which the Option
Date	May Become Exercisable

May 1, 2008	180,000

May 1, 2010	120,000

(c) Vesting Contingencies. Notwithstanding the provisions of subsection 2(b), the vesting of the exercisability of the Option shall be subject to the following:

            (i)   The Option shall not become vested as to any Shares on May 1, 2008, unless the Company realizes volume and earnings growth in fiscal year 2007 over its fiscal year 2004 in excess of benchmarks approved by the Compensation Committee;

            (ii)   The Option shall not become vested as to any Shares on May 1, 2010, unless the Company realizes volume and earnings growth in fiscal year 2009 over its fiscal year 2007 in excess of benchmarks approved by the Compensation Committee;

(iii) The Option shall lapse as to any Shares that could have vested under the Vesting Schedule, but do not become vested, because the Company did not meet the vesting contingencies.

(d) Determinations. The Company's performance against the foregoing vesting contingencies shall be determined by the Compensation Committee of the Board of Directors of the Company.

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            (e)   Vesting on Termination of Employment. Notwithstanding the provisions of subsections 2(b) and 2(c), in the event that Mr. Roper's employment with the Company is terminated prior to May 1, 2008, (i) by the Company without Cause, as defined in Section 2(g), or (ii) as a result of Mr. Roper's death or Total Disability, as defined in Section 2(h), the Option shall, upon such termination, become exercisable as to sixty thousand (60,000) Shares.

            (f)   Vesting on Change in Control. Notwithstanding the provisions of subsections 2(b) and 2(c), in the event that C. James Koch and/or members of his family cease to control a majority of the Company's issued and outstanding Class B Common Stock (a "Change in Control"), the Option shall become immediately exercisable as follows:

(i) if the change in Control occurs on or before April 30, 2006, the Option shall become exercisable as to sixty thousand (60,000) Shares;

            (ii)   if the Change in Control occurs after April 30, 2006 and on or before April 30, 2008, the Option shall become exercisable as to sixty thousand (60,000) Shares, plus an additional five thousand (5,000) Shares for each full month of employment on and after May 1, 2006; and

            (ii)   if the Change in Control occurs after April 30, 2008 and on or before April 30, 2010, the Option shall become exercisable as to five thousand (5,000) Shares for each full month of employment on and after May 1, 2008.

(g) Cause. For purposes hereof, the term "Cause," means:

(i) Mr. Roper is convicted of, or pleads guilty or nolo contendere to, a felony;

            (ii)   Mr. Roper willfully neglects to perform substantially his material duties to the Company following written notice from the Board of Directors of the Company specifying such neglect and a reasonable opportunity to cure such neglect; or

         (iii)   Mr. Roper commits any material fraud, material embezzlement or other material act of intentional dishonesty against the Company, or attempts to profit from any transaction in which the Company is a participant and in which Mr. Roper has an undisclosed interest adverse to the Company.

            (h)   Total Disability. The term "Total Disability" shall have the meaning contained in any policy of disability insurance maintained by the Company for Mr. Roper's benefit and, in the absence of such insurance, shall mean Mr. Roper's physical or mental disablement such that Mr. Roper is and has been continuously for at least six (6) months unable to perform the substantial and material duties of his employment, as determined by any independent qualified physician mutually acceptable to the Company and Mr. Roper (or his personal representative) or, if the Company and Mr. Roper are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Mr. Roper and one designated by the two physicians so designated.

      3.   Manner of Exercise of Option. To the extent exercisable, the Option may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full of the Purchase Price for such Shares in cash. There shall be no exercise at any one time as to fewer than one thousand (1,000) Shares or all of the remaining Shares then purchasable by the person or persons exercising the Option, if fewer than one thousand (1,000) Shares.

      4.   Term of Option. The Option shall terminate on the first to occur of (i) the expiration of twelve (12) months after Mr. Roper ceases to be an employee of the Company, regardless of the reason therefore, (ii) the consummation of a Change in Control, subject to Mr. Roper's right to participate in the

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transaction giving rise to the Change in Control, to the extent exercisability of the Option is accelerated pursuant to Section 2(f), or (iii) the close of business on June 27, 2015.

      5.   Non-Transferability. The right of Mr. Roper to exercise the Option shall not be assignable or transferable by Mr. Roper otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of Mr. Roper only by him or her. The Option shall be null and void and without effect upon the bankruptcy of Mr. Roper or upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

6. Restrictions on Issue of Shares.

(a) Notwithstanding the provisions of Section 3 hereof, the Company may delay the issuance of Shares covered by the exercise of the Option until one of the following conditions shall be satisfied:

            (i)   The Shares with respect to which the Option has been exercised are at the time of the issuance of such Shares effectively registered under applicable federal and state securities acts, as now in force or hereafter amended; or

            (ii)   Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that the issuance of such Shares is exempt from registration under applicable federal and state securities acts, as now in force or hereafter amended.

            (b)   In the event that for any reason the Shares to be issued upon exercise of the Option shall not be effectively registered under the Securities Act of 1933 (the "1933 Act"), upon any date on which the Option is exercised in whole or in part, the Company shall be under no further obligation to issue Shares covered by the Option, unless the person exercising the Option shall give a written representation to the Company that such person is acquiring the Shares issued to him or her pursuant to such exercise of the Option for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and that he or she will make no transfer of the same except in compliance with the 1933 Act and the rules and regulations promulgated thereunder and then in force, and in such event, the Company may place an "investment legend", so-called, upon any certificate for the Shares which may be issued by reason of such exercise.

      7.   Adjustments Upon Changes in Capitalization. In the event that shares of the Company's Class A Common Stock are changed into or exchanged for a different number or kind of securities of the Company or of another entity by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock or other securities, appropriate adjustment shall be made in the number and kind of securities as to which the Option, or any part thereof then unexercised, shall be exercisable, to the end that the proportionate interest of Mr. Roper shall remain as before the occurrence of such event; such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the Option price per share or other security unit.

      8.    Compliance with Post-Employment Obligations. Mr. Roper understands and agrees that his rights hereunder are conditioned on continued compliance with all of his obligations to the Company, including obligations to protect the confidentiality of the Company's proprietary information and the proprietary information of any of the Company's affiliates and not to compete with the Company or any of its affiliates after Mr. Roper's employment with the Company or any of its affiliates has terminated. In furtherance of Mr. Roper's understanding and agreement, Mr. Roper further agrees that, if Mr. Roper breaches any post-employment confidentiality covenants or covenants not to compete with the Company or any of its affiliates, the Company shall be entitled, in addition to any other remedies it may then have available to it, to recover all profit realized by Mr. Roper as a result of exercises of the Option during Mr.

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Roper 's last twelve (12) months of employment with the Company or any of its affiliates or at any time following termination of such employment.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereto affixed by its officer thereunto duly authorized, and Mr. Roper has hereunto set his hand and seal, all as of the day and year first above written.

THE BOSTON BEER COMPANY, INC.

By:

Martin F. Roper

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